                                                                   Exhibit  23.6

                      Consent of Roth Capital Partners, LLC



         We hereby consent to the inclusion of and reference to (a) our opinion dated December 20, 2002 regarding the fairness of consideration proposed to be paid by Easy Gardener Products, Ltd. to U.S. Home & Garden Inc. pursuant to the transactions contemplated by the Asset Purchase Agreement dated as of December 11, 2002 (the "Asset Agreement"), and (b) our opinion dated December 20, 2002 regarding the financial viability of Easy Gardener Products, Ltd. to meet certain financial requirements upon the closing of the transaction contemplated by the Asset Agreement, each as delivered to the Board of Directors of U.S. Home & Garden Inc., in the Registration Statement on Form S-4 of Easy Gardener Products, Ltd. and U.S. Home & Garden Trust I as co-registrants (the "Registration Statement"). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation promulgated thereunder.







/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, CA 92660
December 30, 2002